Exhibit 99.1

Zayo Announces Agreement to Acquire Latisys

Transaction Will Combine Unique Fiber and Datacenter Assets Across Five Key Markets

Boulder, Colo. – January 14, 2015 – Zayo Group, LLC (“Zayo”), a subsidiary of Zayo Group Holdings, Inc. (NYSE:ZAYO) and international provider of Bandwidth Infrastructure services, announced today that it has signed an agreement to acquire the operating units of Latisys Holdings, LLC (“Latisys”), a colocation and infrastructure as a service (“Iaas”) provider for a price of $675 million. The acquisition will expand Zayo’s datacenter portfolio to 45 facilities within the US, France and the United Kingdom.

Latisys provides colocation and IaaS services through eight datacenters across five markets – Northern Virginia, Chicago, Denver, Orange County and London. Its datacenters currently total over 185,000 square feet of billable space and 33 megawatts of critical power with the ability to expand. Latisys focuses on marketing to and serving approximately 1,100 predominantly medium to large enterprise customers with large storage, compute and data connectivity needs. The combination of high quality assets, innovation and accelerating market demand has driven a strong track record of robust revenue growth and margin expansion since its founding in 2007.

The transaction brings together Zayo’s unique fiber assets and interconnect-oriented zColo datacenters with Latisys’ high density facilities. Latisys provides zColo a datacenter presence in four new markets. Zayo owns and operates extensive metropolitan fiber networks across all of the Latisys markets, physically connecting each of its datacenter facilities. This will allow Zayo to sell fiber and bandwidth services to Latisys’ core set of enterprise customers, and to market new colocation and IaaS services to Zayo’s base of carrier and content customers. Over time, the convergence of data storage and processing with data transport and connectivity will accelerate.

“Both Latisys and Zayo’s zColo business have a great track record of creating value for investors and customers.,” said Dan Caruso, chairman and CEO of Zayo Group. “The addition of Latisys into Zayo strengthens Zayo’s portfolio of infrastructure services.”

“It’s an exciting day for our customers and employees to become part of a fast growing company at the forefront of delivering unified infrastructure services to today’s dynamic market. By integrating our state of the art platform, coupled with efficient processes and great people, the combined entity will offer a highly compelling value proposition,” said Pete Stevenson, CEO of Latisys.

Latisys generated Adjusted EBITDA of approximately $11.0 million for the three months ended September 2014 and approximately $4.2 million for the month of November 2014.

The transaction is expected to be funded with senior unsecured indebtedness as permitted by existing debt covenants, subject to market conditions, and is expected to close within the current quarter, subject to customary approvals. DH Capital, LLC served as the exclusive financial advisor to Latisys Holdings, LLC.

For more information on Zayo’s network and zColo datacenters, visit www.zayo.com.

About Zayo Group

Based in Boulder, Colo., Zayo Group Holdings, Inc. (NYSE: ZAYO) is a publicly traded company that provides comprehensive Bandwidth Infrastructure services in over 300 markets throughout the US and Europe. Zayo delivers a full suite of lit services and dark fiber products to wireline and wireless customers, data centers, Internet content providers, high-bandwidth enterprises, and government agencies across its robust 81,500 route mile network. The company also offers 37 carrier-neutral colocation facilities (prior to Latisys) across the US and France. Please visit www.zayo.com for more information about Zayo and its fiber solutions.

Reconciliation: Net (Loss) / Earnings to Adjusted EBITDA

($ in millions)	Three Months Ended	Month Ended
	September 30, 2014	November 30, 2014

Net Income	$3.5	$(2.0)

Reconciliation to Adj EBITDA
Interest Income	0.0	0.0
Gain/(Loss) on sale of assets	(0.0)	(0.0)
Depreciation	5.7	5.1
Interest Expense	2.8	0.9
Loan fees	0.3	0.1
Income taxes	0.0	0.0
Interest income - note receivable	(1.4)	0.0
Investor fees & expenses	0.1	0.0
Acquisition costs	0.0	0.1
Adjusted EBITDA	$11.0	$4.2